REANDA

利安達會計師事務所
北京市朝陽區八裏莊西裏100號住邦
2000一號樓東區2008
郵編：100025
電話：86-10-85866870
傳真：86-10-85866877
網址：//www.reanda.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Hollysys Automation Technologies Ltd. (the "Company") of our report dated August 17, 2007, relating to the consolidated balance sheet of Gifted Time Holdings Limited as of June 30, 2007, and the related statements of income and comprehensive income, stockholders' equity and cash flows for the fiscal year ended June 30, 2007, appearing in the Company's Annual Report on Form 20-F for the fiscal year ended June 30, 2009, filed with the Securities and Exchange Commission on September 30, 2009.

Reanda Certified Public Accountants Co., Ltd.
(formerly known as BDO Reanda)

Beijing
November 23, 2010